SCHUMACHER & ASSOCIATES, INC.
Certified Public Accountants
7931 S. Broadway, #314 Littleton, CO 80122
(303) 480-5037 FAX (303) 379-5394

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dear Commissioners:

We have read the statements included under Item 4.01 “Changes in Registrant’s Certifying Accountant” in the Form 8-K filed with the U.S. Securities and Exchange Commission on or about January 18, 2011, of MusclePharm Corporation, and we agree with such statements as they pertain to our firm, except that we have no basis to agree or disagree with the statement regarding the board’s approval to dismiss our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Yours truly,

Schumacher & Associates, Inc. Littleton, Colorado January 18, 2011